EXHIBIT 99.1

Daktronics Board Announces Annual Cash Dividend

BROOKINGS, S.D. - May 30, 2007 - Daktronics, Inc. (NASDAQ: DAKT) today announced that its Board of Directors approved an annual cash dividend of $0.07 per share.

In a separate release issued today, the Company announced that for the fiscal year ended April 28, 2007, it produced approximately $15 million in cash flow from operations, invested approximately $59 million in capital expenditures, of which approximately $29 million was related to facilities expansion, and paid approximately $2 million in dividends to shareholders.

For fiscal year 2008, the Company expects capital expenditures of approximately $50 million, of which approximately $15 million will be related to finalization of the building expansion efforts which began in fiscal year 2007.

“In fiscal 2007, we produced very strong operating results that again exceeded our expectations and initial guidance,” said Jim Morgan, president and chief executive officer. “We are confident in our growth potential and in our ability to execute on that growth potential. We believe we will produce strong cash flow from operations in excess of our capital expenditure needs over the long-term, and our focus is on maximizing returns on invested capital to our shareholders. Our priorities for the use of our cash in fiscal 2008 are to complete the building and capacity expansion we began in fiscal year 2007, continue to grow our business geographically, explore and develop new and better product offerings, invest in core information systems initiatives, and to pay a cash dividend to our shareholders.”

The annual cash dividend will be payable on June 20, 2007, to shareholders of record as of the close of business on June 6, 2007. While the company intends to pay regular annual dividends for the foreseeable future, subsequent dividends will continue to be reviewed annually and declared by the Board at its discretion.

About Daktronics

Daktronics has strong leadership positions in, and is one of the world’s largest suppliers of electronic scoreboards, computer-programmable displays, large screen video displays and control systems. The Company excels in the control of large display systems, including those that require integration of complex multiple displays showing real-time information, graphics, animation and video. Daktronics designs, manufactures, markets and services display systems for customers around the world, in sport, business and transportation applications. For more information, visit the Company’s world wide web site at: http://www.daktronics.com, e-mail the Company at investor@daktronics.com, call (605)697-4000 or toll-free (800)843-5843 in the U.S., or write to the Company at 331 32nd Ave., PO Box 5128 Brookings, S.D. 57006-5128.

Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements reflecting the Company’s expectations or beliefs concerning future events, which could materially affect company performance in the future. The Company cautions that these and similar statements involve risk and uncertainties including changes in economic and market conditions, management of growth, timing and magnitude of future contracts, and other risks noted in the company’s SEC filings which may cause actual results to differ materially. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

INVESTOR RELATIONS:
William R. Retterath, Chief Financial Officer
605-697-4000
Investor@daktronics.com